                                                                Exhibit No. 23.1

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in each of the Prospectus constituting a part of the Amendment on Form S-3 to Registration Statement on
Form SB-2 (File No. 333-83385) and the Registration Statements on Form S-8 (File
Nos. 333-25887, 333-56973, 333-33930 and 333-50136) filed by Global Capital
Partners Inc., of our report dated June 25, 2001 (except with respect to Note 20 at to which the date is October 17, 2001) relating to the consolidated financial statements of Global Capital Partners Inc. and Subsidiaries, which report appears in this Annual Report on Form 10-KSB of Global Capital Partners Inc. for
the year ended March 31, 2001.

                                                     /s/ Spicer, Jeffries & Co.

                                                     SPICER, JEFFRIES & CO.

Denver, Colorado
November 2, 2001